Exhibit 10.6
SUBSCRIPTION AGREEMENT
This Subscription Agreement (this “Agreement”), dated February 16, 2017, is by and between, Coty Inc., a Delaware corporation (the “Parent”) and Sébastien Froidefond (the “Subscriber”) and collectively as “Parties”.
RECITALS
WHEREAS, Coty Services UK Limited (“Coty UK”) and Subscriber are parties to that certain Employment Agreement, dated as of June 7, 2016 (the “Employment Agreement”).
WHEREAS, the Parent and the Subscriber desire to enter into this Agreement to obligate the Subscriber to acquire shares of preferred stock of the Parent (as described below) to be delivered to the Subscriber pursuant to and subject to the terms of the Coty Inc. Equity and Long-Term Incentive Plan (the “Plan”).
WHEREAS, the Parent desires to issue and sell to Subscriber, and Subscriber desires to purchase from the Parent, 481,539 shares of Series A Preferred Stock of the Parent (the “Shares”), with the terms and conditions substantially as set forth in that Certificate of Designations filed with the Secretary of State of the State of Delaware relating to the Shares, including the various and several voting powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof set forth in Annex A hereto, for an aggregate cash payment equal to $4,815.39 (the “Purchase Price”), subject to the terms and conditions described herein.
AGREEMENT
NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
PURCHASE AND SALE
Section 1.1    Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, subject to Board approval the Parent agrees to issue and sell to the Subscriber, and the Subscriber agrees to purchase from the Parent, the Shares for an aggregate cash purchase price equal to the Purchase Price. The sale and purchase of the Shares shall take place at a closing (the "Closing") to be held at the offices of Coty Inc., on February 16, 2017, at 350 Fifth Avenue, New York, New York 10119, or at such other place or at such other time or on such other date as the Parent and the Subscriber mutually may agree in writing. The day on which the Closing takes place is referred to as the "Closing Date."
(a)    At the Closing, the Parent shall deliver to Wells Fargo Shareowner Services (the “Transfer Agent”) an instruction letter authorizing and directing the Transfer Agent to record in the share register of the Parent book entry positions representing the Shares issued in the name of the Subscriber.

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(b)     At the Closing, the Subscriber shall deliver to the Parent the Purchase Price in cash.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE PARENT
The Parent hereby represents and warrants to the Subscribers as follows:
Section 2.1    Organization and Qualification. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Parent has all requisite power, right and authority to carry on its business as now conducted.
Section 2.2    Share Issuance. The Shares to be issued to the Subscriber pursuant to this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be free and clear of all liens and other encumbrances, duly and validly issued and will be fully paid and non-assessable and free from preemptive rights.
Section 2.3    Authority. The Parent has full corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Parent and is legal, valid, binding and enforceable upon and against the Parent.
Section 2.4    No Conflict; Required Filings and Consents. The execution, delivery and performance by the Parent of this Agreement and the consummation by the Parent of the transactions contemplated hereby do not and will not (a) violate any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Parent; (b) violate any federal, state or local statute, law, regulation, order, injunction or decree (“Law”); or (c) require any consent or approval of any person, including any registration or filing with, or notice to any federal, state or local governmental authority or any agency or instrumentality thereof (a “Governmental Authority”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SUBSCRIBER
The Subscriber, severally as to itself only and not jointly as to or with anyone else, hereby represents and warrants to the Parent as follows:
Section 3.1    Authority and Enforceability. The Subscriber has full power and authority to enter into this Agreement, the execution and delivery of which has been duly authorized and this Agreement constitutes a valid and legally binding obligation of the Subscriber, except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting the enforcement of rights of creditors, and except as enforceability of the obligations hereunder are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).
Section 3.2    Legends. The Subscriber understands and agrees that the certificates for the Shares, if any, shall bear substantially the following legend until such Shares shall have been registered under the Securities Act of 1933, as amended (the “Securities Act”) and effectively disposed of in accordance with a registration statement that has been declared

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effective, and that the Parent has no intention of registering such Shares pursuant to the Securities Act:
THE SHARES REPRESENTED BY THIS [CERTIFICATE/STATEMENT] ARE RESTRICTED FROM SALE, TRANSFER, EXCHANGE OR ASSIGNMENT, EXCEPT PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (I) TO THE PARENT, (II) BY THE LAWS OF DESCENT AND DISTRIBUTION, OR (III) UPON RECEIPT OF A WRITTEN OPINION OF COUNSEL TO THE PARENT OR THE PARENT’S SECRETARY AND GENERAL COUNSEL.
Section 3.3    No Conflict; Required Filings and Consents. The execution, delivery and performance by the Subscriber of this Agreement and the consummation by the Subscriber of the transactions contemplated hereby do not and will not (a) violate any Law, or (b) require any consent or approval of any person, including any registration or filing with, or notice to any Governmental Authority.
Section 3.4    Resale; Accredited Investor. The Subscriber is acquiring the Shares solely for the Subscriber’s own beneficial account, for investment purposes, and not with a view towards, or resale in connection with, any distribution of the Shares. The Subscriber is an “accredited investor” as defined in Rule 501(a) under the Securities Act, and a sophisticated purchaser who has made its own independent investigation, review and analysis of the transactions contemplated hereby. The Subscriber has been furnished with all information (or provided access to all information) regarding the attributes of the Shares for which it is subscribing and the merits and risks of an investment in such Shares that it requested to evaluate the investment in such Shares. The Subscriber is relying solely on the representations, warranties and agreements of the Parent contained in this Agreement, and agrees that at no time was it presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general or public advertising or solicitation.
ARTICLE IV
GENERAL PROVISIONS
Section 4.1    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.
Section 4.2    Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver by a party shall be valid only if set forth in writing by such party.
Section 4.3    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally or sent by facsimile, e‑mail, overnight courier or registered or certified mail, postage prepaid, to the address set forth on the signature pages hereto opposite the party to receive such notice, or to such other address as may be designated in writing by such party.
Section 4.4    Entire Agreement. This Agreement, together with the Plan, constitute the entire agreement, and supersedes all prior written agreements, arrangements and

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understandings and all prior and contemporaneous oral agreements, arrangements and understandings between the parties with respect to the subject matter of this Agreement. No party to this Agreement shall have any legal obligation to enter into the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
Section 4.5    Third-Party Beneficiaries. Nothing in this Agreement shall confer upon any person other than the parties and their respective successors and permitted assigns any right of any nature.
Section 4.6    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
Section 4.7    Award Subject to Plan; Administration. This Agreement is and shall be construed as an “Other Stock-Based Award” granted to Subscriber pursuant to the Plan (as such term is defined therein). The Remuneration and Nominating Committee of the Board of Directors of Coty, Inc. (the “Committee”) administers the Plan and shall administer this Agreement as an award under the Plan. The Subscriber’s rights under this Agreement are expressly subject to the terms and conditions of the Plan, including any guidelines the Committee adopts from time to time. The Subscriber hereby acknowledges receipt of a copy of the Plan.
Section 4.8    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party or its successors or assigns may be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties further agrees to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 4.9    Assignment; Successors. This Agreement may not be assigned by either party without the prior written consent of the other party, except that the Parent may assign this Agreement to any of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon the parties and their respective successors and assigns. For

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the purposes of this Agreement, the term “Affiliate” shall mean any entity controlling, controlled by or under common control with the named party.
Section 4.10    Severability. If any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
Section 4.11    Counterparts. This Agreement may be executed in counterparts, including electronic transmission and facsimile counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COTY INC.		Address for Notices:
By:	/s/Michelle Garcia
Name:	Michelle Garcia
Title:	SVP Corporate & Assistant Secretary
SUBSCRIBER		Address for Notices:
By:	/s/Sébastien Froidefond
Name:	Sébastien Froidefond

Annex A
Section 1.    Definitions.
(a)    “Allocable Portion” shall mean, with respect to an Executive, the product of (i) the aggregate number of shares of Series A Preferred Stock held by such Initial Executive Holder and his Permitted Holders, and (ii) a fraction (A) the numerator of which equals the Minimum Number of Shares minus the number of shares of Class A Common Stock (or Related Common Stock, if any) held by Executive and his Executive Affiliates on the Share Ownership Cure Date, and (B) the denominator of which equals the Minimum Number of Shares, provided that if the number of shares of Class A Common Stock (or Related Common Stock, if any) held by Executive and his Executive Affiliates on the Share Ownership Cure Date is fewer than 60% of the Minimum Number of Shares, the Allocable Portion shall be 100% of the Series A Preferred Stock held by such Initial Executive Holder and his Permitted Holders.
(b)    “Business Day” shall have the meaning ascribed to such term under the Plan.
(c)    “Cash Exchange Price” has the meaning set forth in Section 2(b)(1).
(d)    “Cause” shall have the meaning ascribed to such term under the Plan.
(e)    “Change in Control” shall have the meaning ascribed to such term under the Plan
(f)    “Closing Price” means, with respect to any date, the closing sale price per share or other security (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal Exchange on which such share or other security is listed or admitted for trading or, if such share or other security is not listed or admitted for trading on a U.S. national or regional securities exchange, as reported on the quotation system on which such share or other security is quoted. If the share or other security is not listed or admitted for trading on a U.S. national or regional securities exchange and not reported on a quotation system on the relevant date, the “closing price” will be the last quoted bid price for such share or other security in the over-the-counter market on the relevant date as reported by OTC Markets Bureau or another similar organization. If such share or other security is not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for such share or other security on the relevant date from each of at least three nationally recognized investment banking firms selected by the Parent for this purpose.
(g)    “Disability” shall have the meaning ascribed to such term in the Plan.
(h)    “Disposition Event” has the meaning set forth in Section 2(g)(2).

(i)    “Employment Agreement” means that agreement by and between Coty UK and Executive dated June 7, 2016, relating to the terms and conditions of employment of such Executive, as such agreement may be amended from time to time.
(j)    “Exchange” means The New York Stock Exchange, The NASDAQ Global Market, or any other U.S. national securities exchange.
(k)    “Exchange Act” shall have the meaning ascribed to such term under the Plan.
(l)    “Exchange Amount” has the meaning set forth in Section 2(b)(1).
(m)    “Exchange Date” has the meaning set forth in Section 2(d).
(n)    “Exchange Price” has the meaning set forth in Section 2(b)(1).
(o)    “Executive Affiliates” shall mean, with respect to an Executive, (i) Executive, (ii) his wife, (iii) any business entity in which Executive owns or controls more than a majority of the economic ownership interests in the equity of such entity and has the power to elect a majority of directors of such entity or otherwise has, directly or indirectly, actual control over the business and operations of such entity, (iv) any beneficiary of the Shareholder Trust other than Executive and his wife, but solely to the extent such beneficiary receives a distribution of shares of the Parent’s Class A Common Stock or any Related Common Stock from the Shareholder Trust and (v) any trust other than the Shareholder Trust of which Executive and/or his wife is the grantor and the sole beneficiaries of which are comprised solely of the group consisting of Executive, his wife and Any Permitted Holder.
(p)    “Good Reason” shall have the meaning ascribed to such term under the Plan.
(q)    “Fair Market Value” of Class A Common Stock or any other security or property means the fair market value thereof as determined in good faith by the Board, which determination must be set forth in a written resolution of the Board, in accordance with the following rules:
(1)    for Class A Common Stock or other security traded or quoted on an Exchange, the Fair Market Value will be the average of the Closing Prices of such security on such Exchange over a ten consecutive trading day period, ending on the trading day immediately prior to the date of determination; or
(2)    for any security that is not so traded or quoted, or for any other property, the Fair Market Value shall be determined by the Board (or any duly authorized committee thereof) in good faith assuming a willing buyer and a willing seller in an arms’-length transaction.
(r)    “Initial Executive Holder” means an Executive reflected as the holder of record of shares of Series A Preferred Stock on the original issue date of such shares on the books and records of the registrar for the Series A Preferred Stock.

(s)     “Initial Number of Shares” means 160,513.
(t)     “Majority Shareholder” shall have the meaning ascribed to such term under the Plan.
(u)    “Mandatory Exchange Date” means, with respect to the Initial Executive Holder, the date by which a minimum equal to the US Services Vesting Amount must be exchanged in accordance with Section 2(b), which date shall be the March 1 immediately following the calendar year in which shares of Series A Preferred Stock issued to such Initial Executive Holder shall first be deemed Vested Series A Preferred Stock.
(v)    “Minimum Number of Shares” has the meaning set forth in Section 3(c)(2).
(w)    “original issue date” means, with respect to shares of Series A Preferred Stock, the date of issue of such shares sold to an Initial Executive Holder pursuant to the terms of such Executive’s Subscription Agreement.
(x)    “Permitted Holder” has the meaning set forth in Section 4(a).
(y)    “Preferred Net Value” has the meaning set forth in Section 2(b)(1).
(z)    “Reference Property” has the meaning set forth in Section 2(g)(2).
(aa)    “Related Common Stock” means any other capital stock into which such Class A Common Stock may be reclassified or exchanged (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination).
(bb)    “Share Exchange Price” has the meaning set forth in Section 2(b)(1).
(cc)     “US Services Vesting Amount” means (i) the total number of shares of Vested Series A Preferred Stock held by a holder on the date of determination multiplied by (ii) the percentage determined by dividing the portion of the Vested Series A Preferred Stock that is deemed attributable to services performed within the United States, as determined applying the principles set forth in U.S. Treasury Regulation §1.861-4(b) (or its successor provision) by the aggregate amount of Vested Series A Preferred Stock held by such holder.
(dd)    “Vested Series A Preferred Stock” means all shares of Series A Preferred Stock outstanding and held by a holder on the earliest of (i) the fifth anniversary of the original issue date (the “Fifth Anniversary”); (ii) the date the applicable Initial Executive Holder’s employment with Coty UK terminates as a result of such Initial Executive Holder’s death or Disability; or (iii) the date of termination of such employment by Coty UK without Cause or by the Executive for Good Reason within 12 months following a Change in Control occurring after the first anniversary of the original issue date, provided that if on the Fifth Anniversary or (if earlier) the date referred to in (ii) or (iii) above the Initial Executive Holder and his Executive Affiliates have not made an aggregate investment of at least the Initial Number of

Shares in Class A Common Stock none of the holder’s Series A Preferred Stock shall be Vested Series A Preferred Stock.
Other capitalized terms not defined in this Agreement shall have the meanings ascribed to them under the Plan.
Section 2.    Exchange.
(a)    Generally. The holders of shares of Series A Preferred Stock shall not have any right to exchange such shares into shares of any other class or series of securities of the Parent until such time as such shares become Vested Series A Preferred Stock and then only as provided herein.
(b)    Exchange at the Option of the Holder.
(1)    Subject to Section 2(b)(2), a holder is entitled to exchange, at the option and election of such holder, any or all Vested Series A Preferred Stock held by such holder at any time and from time to time by notice given to the Parent prior to or on the seventh anniversary of the original issue date, into, at the sole election of the Parent, either: (i) an amount in cash payable in U.S. dollars per share so exchanged equal to (I) the Fair Market Value of a share of Class A Common Stock, or Reference Property, as applicable, on the Exchange Date minus (II) an amount equal to the sum of US$3.50 (the “Cash Exchange Price”) plus the Fair Market Value of a share of such Class A Common Stock on the original issue date of such Vested Series A Preferred Stock, subject to adjustment from time to time as provided herein (the “Share Exchange Price” and aggregated with the Cash Exchange Price, the “Exchange Price”) (such difference, the “Preferred Net Value”), or (ii) the number of duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock, or Reference Property, as applicable, whose aggregate value, as measured by the Fair Market Value of a share of such Class A Common Stock, or Reference Property, as applicable, on the Exchange Date, is equal to the Preferred Net Value (such amount of shares of Class A Common Stock, the “Exchange Amount”).
(2)    The right of a holder to exchange any or all shares of Vested Series A Preferred Stock as set forth in Section 2(b)(1) shall also expire and lapse, and be of no further force and effect, on the earliest to occur of: (i) the first (1st) anniversary of the relevant Initial Executive Holder’s termination of employment due to death or Disability, and (ii) the latest date prior to which Vested Series A Preferred Stock can otherwise be exchanged pursuant to Section 2(b)(1).
(c)    Automatic Exchange.
(1)    Notwithstanding Section 2(b), in the event that a holder has not exercised its exchange right in accordance with Section 2(b) with respect to such number of shares of Vested Series A Preferred Stock as is subject to the Mandatory Exchange Date, then such number of shares of such Vested Series A Preferred Stock as is subject to the Mandatory Exchange Date (reduced by any shares of Vested Series A Preferred Stock as to which a holder has prior to such date exercised its exchange right in accordance with Section 2(b)) shall automatically be exchanged on the Mandatory Exchange Date into, and such holder shall be entitled to receive within five days following such Mandatory Exchange Date in exchange therefore, either, at the sole option and election of the Parent, the Preferred Net Value per share in cash equal to such shares of Vested Series A Preferred Stock being exchanged on the Mandatory Exchange Date, or the number of duly authorized, validly issued, fully paid and nonassessable shares of Class A Common Stock, or Reference Property, as applicable, whose aggregate value, as measured by the Fair Market Value of a share of such Class A Common Stock, or Reference Property, as applicable, on the Exchange Date, is equal to the Preferred Net Value..
(2)    Notwithstanding anything else to the contrary, within 30 Business Days following the date of a Change in Control, the Parent shall have the right to exchange, upon notice to a holder, any Vested Series A Preferred Stock into the Preferred Net Value payable, at the sole option and election of the Parent, either in cash, Class A Common Stock or Reference Property, as applicable.
(d)    Exchange Date. In order to exchange shares of Vested Series A Preferred Stock, the holder must surrender such shares (if uncertificated) or the certificates representing such shares, accompanied by transfer instruments reasonably satisfactory to the Parent, free of any adverse interest or liens at the office of the Parent’s transfer agent for the Vested Series A Preferred Stock (or at the principal office of the Parent, if the Parent serves as its own transfer agent), together with written notice that such holder elects to exchange all or such number of shares represented by such certificates as specified therein. The date of receipt of such certificates, together with such notice, by the transfer agent or the Parent will be the date of exchange (the “Exchange Date”).
(e)    Fractional Shares. No fractional shares of Class A Common Stock will be issued upon exchange of the Vested Series A Preferred Stock. In lieu of fractional shares, the Parent shall pay cash equal to such fractional amount multiplied by the Fair Market Value of the Class A Common Stock as of the Exchange Date. If more than one share of Vested Series A Preferred Stock is being exchanged at one time by the same holder, then the number of full shares issuable upon exchange, if so elected by the Parent, will be calculated on the basis of the aggregate number of shares of Vested Series A Preferred Stock exchanged by such holder at such time.
(f)    Mechanics of Exchange.
(1)    In the event the Parent elects to exchange Vested Series A Preferred Stock into shares of Class A Common Stock or Reference Property, as applicable, in accordance with Section 2(b)(1), as soon as practicable after the Exchange Date (and in any event within ten (10) Business Days), the Parent shall issue and deliver to such holder the number of shares of Class A Common Stock or such amount of Reference Property, as applicable, to which such holder is entitled, together with a check or cash for payment of fractional shares, if any, in exchange for such shares (if uncertificated) or for the certificates formerly representing shares of Vested Series A Preferred Stock being so exchanged. Such exchange will be deemed to have been made on the Exchange Date, and the person entitled to receive the shares of Class A Common Stock or Reference Property, as applicable, issuable upon such exchange shall be treated for all purposes as the record holder of such shares of Class A Common Stock, or Reference Property, as applicable, on such Exchange Date. In case fewer than all the shares represented by any such certificate are to be exchanged, a new certificate shall be issued representing the shares not exchanged without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificates for shares of Class A Common Stock or Vested Series A Preferred Stock are issued in a name other than the name of the exchanging holder. The Parent shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Class A Common Stock upon exchange or due upon the issuance of a new certificate for any shares of Vested Series A Preferred Stock not exchanged other than any such tax due because shares of Class A Common Stock or a certificate for shares of Vested Series A Preferred Stock are issued in a name other than the name of the exchanging holder.
(2)    In the event the Parent elects to exchange Vested Series A Preferred Stock into cash in accordance with Section 2(b)(1), as soon as practicable after the Exchange Date (and in any event within ten (10) Business Days), the Parent shall pay such amount to such holder, to the extent of funds legally available therefor. Such exchange will be deemed to have been made on the Exchange Date.
(3)    From and after the Exchange Date, the shares of Vested Series A Preferred Stock to be exchanged on such Exchange Date will no longer be deemed outstanding and all rights of the holder thereof as a holder of Series A Preferred Stock (except the right to receive from the Parent the Preferred Net Value in cash or Class A Common Stock or Reference Property, as applicable, upon exchange, together with the right to receive any payment in lieu of a fractional share of Class A Common Stock if payment of the Preferred Net Value is to be made in Class A Common Stock or Reference Property, as applicable) shall cease and terminate with respect to such shares; provided, that in the event that a share of Vested Series A Preferred Stock is not exchanged, such share of Vested Series A Preferred Stock will remain outstanding and will be entitled to all of the rights as provided herein. Any shares of Vested Series A Preferred Stock that have been exchanged will, after such exchange, upon issuance of the shares of Class A Common Stock or Reference Property, as applicable, issuable upon exchange thereof and cash in lieu of fractional shares of Class A Common Stock or Reference Property, as applicable, or payment of cash in the amount of the Preferred Net Value, be deemed cancelled and retired as set forth in Section 14 of the Certificate of Designations.
(4)    The Parent shall comply with all federal and state laws, rules and regulations and applicable rules and regulations of the Exchange on which shares of the Class A Common Stock or Reference Property, as applicable, are then listed. Notwithstanding the other terms contained herein, the Parent shall not be required to exchange any Vested Series A Preferred Stock into any Class A Common Stock or Reference Property, as applicable, or issue or deliver the same, to the extent such exchange, issuance or delivery would require: (i) registration with or approval of any person under any federal or state law before such shares may be validly issued or delivered upon exchange, (ii) approval from the Exchange on which shares of the Class A Common Stock or Reference Property, as applicable, are then listed (the “Relevant Exchange”), unless such approval has been received, or (iii) approval by the Parent’s stockholders pursuant to the rules or regulations of the Relevant Exchange, unless such approval has been received.
(5)    All shares of Class A Common Stock or other securities of the Parent issued upon exchange of the shares of Vested Series A Preferred Stock will, upon issuance by the Parent, be duly and validly issued, fully paid and nonassessable, not issued in violation of any preemptive rights arising under law or contract and free from all taxes, liens and charges with respect to the issuance thereof, and the Parent shall take no action which will cause a contrary result.
(g)    Adjustments to Exchange Price.
(1)    Adjustment for Change In Capital Stock.

(i)
If the Parent shall, at any time and from time to time while any shares of Series A Preferred Stock are outstanding, issue a dividend or make a distribution on its Class A Common Stock payable in shares of Class A Common Stock to all or substantially all holders of its Class A Common Stock, then each of the Share Exchange Price and the Cash Exchange Price will be adjusted by multiplying each by a fraction:

I
the numerator of which shall be the number of shares of Class A Common Stock outstanding at the close of business on the Business Day immediately preceding the applicable dividend or distribution date; and

II
the denominator of which shall be the sum of the number of shares of Class A Common Stock outstanding at the close of business on the Business Day immediately preceding the applicable dividend or distribution date, plus the total number of shares of Class A Common Stock constituting such dividend or other distribution.

(ii)
If the Parent shall, at any time or from time to time while any shares of Series A Preferred Stock are outstanding, subdivide or reclassify its outstanding shares of Class A Common Stock into a greater number of shares of Class A Common Stock, then each of the Share Exchange Price and the Cash Exchange Price in effect at the opening of business on the day upon which such subdivision becomes effective shall be proportionately decreased, and conversely, if the Parent shall, at any time or from time to time while any shares of Series A Preferred Stock are outstanding, combine or reclassify its outstanding shares of Class A Common Stock in to a smaller number of shares of Class A Common

Stock, then each of the Share Exchange Price and the Cash Exchange Price in effect at the opening of business on the day upon which such combination or reclassification becomes effective shall be proportionately increased. In each such case, each of the Share Exchange Price and the Cash Exchange Price shall be adjusted by multiplying each such Share Exchange Price and Cash Exchange Price by a fraction, the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately prior to such subdivision or combination and the denominator of which shall be the number of shares of Class A Common Stock outstanding immediately after giving effect to such subdivision, combination or reclassification. Such increase or reduction, as the case may be, shall become effective immediately after the opening of business on the day upon which such subdivision, combination or reclassification becomes effective.
(2)    Disposition Events. Subject to Section 2(c)(2), if any of the following events occurs (other than (i) any stock split or combination to which Section 2(g)(1) is applicable or (ii) a liquidation, dissolution, winding up or other transaction to which “Section 5. Liquidation” of the Certificate of Designations is applicable) (any such event, a “Disposition Event”):

(i)
any reclassification or exchange of the Class A Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination);

(ii)	any merger, consolidation or other combination to which the Parent is a constituent party;

(iii)	any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Parent to any other person; or

(iv)
the payment of an extraordinary cash dividend which would be treated as a “corporate transaction” within the meaning of the regulations promulgated under Section 424(a) of the U.S. Internal Revenue Code (or any successor provision); and

in each case, as a result of which event, all of the holders of Class A Common Stock shall be entitled to receive cash, securities or other property for their shares of Class A Common Stock, the Parent or the successor or purchasing person, as the case may be, shall provide that any Vested Series A Preferred Stock exchanged following the effective date of any Disposition Event, may be exchanged, in lieu of the Class A Common Stock that the Parent otherwise had the option of delivering in lieu of cash upon exchange of Vested Series A Preferred Stock, into the same amount and type (in the same proportion) of cash, securities or other property (collectively, “Reference Property”) received upon the occurrence of such Disposition Event by a holder of Class A Common Stock, with the amount of such Reference Property to be received for each share of Vested Series A Preferred Stock determined based upon the

Exchange Amount in effect immediately prior to such Disposition Event; provided that if the Disposition Event provides the holders of Class A Common Stock with the right to receive more than a single type of consideration determined based in part upon any form of stockholder election, the Reference Property shall be comprised of the weighted average of the types and amounts of consideration received by the holders of the Class A Common Stock.
(3)    Minimum Adjustment. Notwithstanding the foregoing, the Exchange Price will not be adjusted if the amount of such adjustment would be an amount less than $0.01, but any such amount will be carried forward and adjustment with respect thereto will be made at the time that such amount, together with any subsequent amounts so carried forward, aggregates to $0.01 or more.
(4)    Rules of Calculation; Treasury Stock. All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share. Except as explicitly provided herein, the number of shares of Class A Common Stock outstanding will be calculated on the basis of the number of issued and outstanding shares of Class A Common Stock, not including shares held in the treasury of the Parent. The Parent shall not pay any dividend on or make any distribution to shares of Class A Common Stock held in treasury.
(5)    Par Value. Anything in this Section 2 notwithstanding, no adjustment to the Exchange Price shall reduce the Exchange Price below the then par value per share of Class A Common Stock, and any such purported adjustment shall instead reduce the Exchange Price to such par value.
(6)    No Duplication. If any action would require adjustment of the Exchange Price pursuant to more than one of the provisions described in this Section 2 in a manner such that such adjustments are duplicative, only one adjustment shall be made.
(h)    Notice of Record Date. In the event of:
(1)    any stock split or combination of the outstanding shares of Class A Common Stock;
(2)    any declaration or making of a dividend or other distribution to holders of Class A Common Stock in additional shares of Class A Common Stock, any other capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness);
(3)    any reclassification or change to which Section 2(g)(1)(ii) applies;
(4)    the dissolution, liquidation or winding up of the Parent;
(5)    any other event constituting a Change in Control; or
(6)    any other event that would cause or allow for the exchange of any Vested Series A Preferred Stock in accordance with this Section 2,

then the Parent shall send to the holders of the Vested Series A Preferred Stock, which notice will be deemed effective if sent to their last addresses as shown on the records of the Parent, at least 10 days prior to the record date specified in (i) below or 10 days prior to the date specified in (ii) below, a notice stating:

(i)
the record date of such stock split, combination, dividend or other distribution, or, if a record is not to be taken, the date as of which the holders of Class A Common Stock of record to be entitled to such stock split, combination, dividend or other distribution are to be determined, or

(ii)
the date on which such reclassification, change, dissolution, liquidation, winding up or other event constituting a Change in Control any other event that would cause or allow for the exchange of any Vested Series A Preferred Stock in accordance with this Section 2 is estimated to become effective, and the date as of which it is expected that holders of Class A Common Stock of record will be entitled to exchange their shares of Class A Common Stock for the capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) deliverable upon such reclassification, change, liquidation, dissolution, winding up or other Change in Control.

No failure to provide such notice will affect the validity of any such actions.
(i)    Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Exchange Price pursuant to this Section 2, the Parent shall promptly as reasonably practicable compute such adjustment or readjustment in accordance with the terms of the Subscription Agreement and furnish to each holder of Vested Series A Preferred Stock a certificate, signed by an officer of the Parent, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Parent shall, upon the reasonable written request of any holder of Vested Series A Preferred Stock, furnish to such holder a similar certificate setting forth (i) the calculation of such adjustments and readjustments in reasonable detail, (ii) the Exchange Price then in effect, and (iii) the number of shares of Class A Common Stock and the amount, if any, of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) which then would be received upon the exchange of Vested Series A Preferred Stock.
Section 3.    Redemption at the Option of the Parent.
(a)    In Whole Upon Maturity, Death or Disability. To the extent then still outstanding, the Parent shall have the right to redeem all, but not less than all, shares of Series A Preferred Stock at a redemption price equal to $0.01 per share, at the earliest of (i) on or after latest date prior to which Vested Series A Preferred Stock may be exchanged pursuant to Section 2(b)(1), and (ii) on or after the first (1st) anniversary following the termination of the relevant Initial Executive Holder’s employment due to death or Disability.
(b)    In Whole or in Part Upon Certain Other Events.
(1)    In the event that the employment of the relevant Initial Executive Holder by Coty UK shall terminate for any reason other than death or Disability of such Initial Executive Holder prior to the fifth (5th) anniversary of the original issue date with respect to the shares of Series A Preferred Stock issued to him in accordance with the terms of the Subscription Agreement, the Parent shall have the right to redeem all, or any portion of, the shares of Series A Preferred Stock held by the holder at a redemption price per share of Series A Preferred Stock equal to the lesser of (i) the purchase price per share paid by the Initial Executive Holder for such Series A Preferred Stock in accordance with the terms of the Subscription Agreement and (ii) the then fair market value per share of such Series A Preferred Stock, as determined at or about the date of redemption by an independent qualified professional appraisal firm selected by the Board, whose determination of the fair market value per share of such Series A Preferred Stock will be conclusive and binding for all purposes hereunder.
(2)    The right of the Parent to redeem any shares of Series A Preferred Stock set forth in Section 3(b)(1) shall expire and lapse, and be of no force or effect, if the relevant Initial Executive Holder’s employment is terminated by Coty UK without “Cause” or by the Executive for Good Reason within 12 months following any Change in Control occurring after the first anniversary of the original issue date with respect to the shares of Series A Preferred Stock issued to him.
(c)    Partial Redemption.
(1)    Within ten (10) Business Days after the original issue date with respect to his shares of Series A Preferred Stock, an Executive shall, and shall use reasonable best commercial efforts to cause any Executive Affiliate to, notify the Corporation in writing of the number of shares of Class A Common Stock held of record by such persons or entities, if any. Such Executive shall, and shall use his reasonable best commercial efforts to cause any Executive Affiliate to, notify the Corporation promptly in writing, and in any event within ten (10) Business Days, of any changes in such entity’s or person’s holdings, whether direct, beneficial or otherwise, in respect of Class A Common Stock or Related Common Stock, if any. If any Executive Affiliate fails to provide such notice on a timely basis, the Corporation shall so notify Executive, and Executive shall, within five (5) Business Days of receipt of such notice from the Corporation, provide the Corporation with any information that the Executive knows, should know or reasonably believes to be true, regarding the holdings of such Executive Affiliate.
(2)    If, at any time from the first 10 November following the original issue date with respect to his shares of Series A Preferred Stock and prior to the date that the right of the Corporation to redeem shares of Series A Preferred Stock expires and lapses in accordance with Section 3(b)(2), the Executive and such Executive’s Executive Affiliates shall, in the aggregate, hold a number of shares of Class A Common Stock or, if applicable, Related Common Stock, which is less than the Initial Number of Shares (collectively, the “Minimum Number of Shares”), and Executive and Executive Affiliates do not, in the aggregate, acquire sufficient additional shares of Class A Common Stock or Related Common Stock, as applicable, to restore their aggregate ownership of Class A Common Stock and Related Common Stock, as applicable, to at least the Minimum Number of Shares within 120 calendar days (the “Share Ownership Cure Date”) after the initial date on which less than the Minimum Number of Shares was collectively held, as reported pursuant to Section 3(c)(1) or as otherwise known to the Corporation, then the Corporation shall have the option to redeem up to the Allocable Portion at a redemption price equal to $0.01 per share of Series A Preferred Stock.
(3)    In case of any redemption in accordance with this Section 3(c), the shares of Series A Preferred Stock to be redeemed shall be selected either pro rata, by lot or in such other manner as the Corporation may determine to be equitable.

Section 4.    Restrictions on Transfer.
(a)    An Initial Executive Holder shall not be entitled to sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of Series A Preferred Stock, except that such Initial Executive Holder may transfer shares of Series A Preferred Stock to any “family members”, as such term is defined on Form S-8 promulgated by the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, as such form may be amended from time to time (such persons, such Executive’s “Permitted Holders”).
(b)    Following any permitted transfer under Section 4(a), shares of Series A Preferred Stock held by a Permitted Holder, if any, shall remain subject to the same rights, privileges, limitations and conditions relating to such shares of Series A Preferred Stock as set forth herein that would otherwise have applied had the Initial Executive Holder continued to hold such shares of Series A Preferred Stock, including, without limitation, those transfer restrictions set forth in Section 4(a).
Section 5.    Information.
(a)    Within ten (10) Business Days after the original issue date with respect to his shares of Series A Preferred Stock, the Initial Executive Holder shall, and shall use reasonable best commercial efforts to cause any Executive Affiliate to, notify the Parent in writing of the number of shares of Class A Common Stock held of record by such persons or entities, if any, and the amount paid for such shares. Such Initial Executive Holder shall notify the Parent promptly in writing, and in any event within ten (10) Business Days, of any changes in such Initial Executive Holder’s or any Executive Affiliate’s holdings, whether direct, beneficial or otherwise, in respect of Class A Common Stock or Related Common Stock, if any.

(b)    Mechanics of Redemption. If any shares of Series A Preferred Stock are to be redeemed in accordance with this Section 5, the notice of redemption shall be given by first class mail to the holders of record of Series A Preferred Stock to be redeemed, mailed not less than 15 days nor more than 30 days prior to the date fixed for redemption thereof. Each notice of redemption will include a statement setting forth: (1) the redemption date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where the certificates evidencing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price; and (5) that the Parent may withdraw its notice of redemption with respect to all or a portion of the shares of Series A Preferred Stock to be redeemed at any time prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding an applicable redemption date. On and after any redemption date, any such shares of Series A Preferred Stock so redeemed shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, if any.

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